Exhibit 99.1

[Premium Standard Farms Logo]

NEWS RELEASE

Premium Standard Farms, Inc.
805 Pennsylvania Avenue, Suite 200
Kansas City, Missouri 64105

PSF GROUP HOLDINGS, INC. ANNOUNCES RECEIPT OF REQUISITE CONSENTS
FOR $175 MILLION TENDER OFFER
AND CONSENT SOLICITATION

For more information, contact Steve Lightstone at (816) 472-7675.

KANSAS CITY, MO, April 21, 2005 — PSF Group Holdings, Inc. (the “Company”) announced today that the consent time in connection with the consent solicitation (the “Consent Solicitation”) and related cash tender offer (the “Tender Offer,” and together with the Consent Solicitation, the “Offer”) by its wholly-owned subsidiary Premium Standard Farms, Inc. (“Premium Standard Farms”) for any and all of its $175 million aggregate principal amount of 9 1/4% Senior Notes due 2011 (CUSIP No. 74060 CAC 9) (the “Notes”) occurred today at 5 p.m. New York City time. As of the consent time, Premium Standard Farms had received tenders of Notes and deliveries of related consents from holders of approximately $173 million aggregate principal amount of the Notes (representing 98.86% of the outstanding principal amount thereof). The Tender Offer and the Consent Solicitation are described in the Offer to Purchase and Consent Solicitation Statement dated April 6, 2005 (the “Offer to Purchase”).

The supplemental indenture relating to the Notes was executed by Premium Standard Farms, the guarantors and the trustee for the Notes after the consent time, but will not become operative until after the Notes are accepted for purchase and payment pursuant to the Tender Offer.

As previously announced, the Tender Offer will expire at 12:00 midnight, New York City time, on Tuesday, May 3, 2005 unless extended. Tenders of Notes made prior to the consent time may no longer be withdrawn except in limited circumstances described in the Offer to Purchase. Holders of Notes tendered after the consent time will not be entitled to the consent payment of $40 per $1,000 aggregate principal amount of Notes.

The Offer remains subject to a number of conditions which are set forth in the Offer to Purchase, including without limitation, Premium Standard Farms having obtained debt financing on terms acceptable to Premium Standard Farms.

Premium Standard Farms has engaged Morgan Stanley as Dealer Manager and Solicitation Agent for the Tender Offer and Consent Solicitation. Persons with questions regarding the Tender Offer or the Consent Solicitation should be directed to Morgan Stanley at 800-624-1808 (U.S. toll-free) or 212-761-1941 (collect), attention: Francesco Cipollone. Requests for documents should be directed to D.F. King & Co., Inc., the Information Agent, at (800) 714-3313 (U.S. toll-free) or (212) 269-5550 (collect).

This press release does not constitute an offer to purchase the Notes or a solicitation of consents to amend the related indenture. The Offer is made solely by the Offer to Purchase.

Premium Standard Farms, Inc., a wholly-owned subsidiary of PSF Group Holdings, Inc., is a leading vertically integrated provider of pork products for the retail, wholesale, foodservice, and further processor markets in the United States, and export customers in more than 20 countries. Premium Standard Farms, Inc. is the nation’s second largest pork producer and sixth largest pork processor, with approximately 4,100 employees working at farms and processing facilities in Missouri, North Carolina, and Texas.